U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 14, 2010

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On May 14, 2010, Emeritus Corporation ("Emeritus" or the "Company") entered into a Master Lease and Security Agreement with HCP, Inc. and Texas HCP Holdings, L.P. ("Lessor"), with respect to the lease of four senior living communities (collectively, the "Lease Agreement").  The communities, located in Illinois and Texas, consist of approximately 400 assisted living units and 152 skilled nursing units (each, a "Facility" and collectively, the "Facilities").

The Lease Agreement has an initial term of 10 years with two available extension options of ten years each at the election of the Company.  The initial term is expected to commence on June 1, 2010 upon the issuance to the Company of licenses to operate the Facilities.  The Lease Agreement provides the Company with an option to purchase the properties that is exercisable upon the expiration of the first extended term.  The purchase option price is calculated at the greater of (i) fair market value, as defined in the Lease Agreement, or (ii) $101,200,000, plus any capital addition costs funded by Lessor, increased on each lease anniversary date by the greater of (a) 2.5% or (b) the lesser of the applicable increase in the consumer price index (“CPI”) or 5.0%.

The annual minimum lease payments are fixed for the first five years of the lease term at approximately $8.5 million, $9.1 million, $9.6 million, $10.15 million, and $10.65 million for the first through fifth years, respectively, excluding any additional rent related to capital addition costs funded by Lessor.  Beginning in the sixth year and continuing each year through the optional extension periods, the rent will increase by the greater of (i) 2.5%, or (ii) the lesser of the applicable increase in the CPI or 5.0%.  Lessor has agreed to fund capital expenditures for the Facilities not to exceed $2.5 million, with a maximum of $500,000 to be funded by Lessor without a corresponding increase in the annual lease payment, and a maximum of $2.0 million to be funded by Lessor which will be added to the lease basis in determining future annual rents.  Minimum capital expenditure requirements begin in the third lease year at $550 per unit, increasing to $600 and $650 per unit in the fourth and fifth lease years, and thereafter will increase at the greater of (i) 2.5% or (ii) the lesser of the applicable increase in the CPI or 5.0%.

The Company expects this lease to be treated as an operating lease with straight-line rents accrued over the initial term of the Lease Agreement.

As security for the Company's lease payments and other obligations arising under the Lease Agreement, the Company has granted Lessor a security interest in its personal property, accounts, general intangibles, contract rights and healthcare insurance receivables arising from the operation of each Facility.

This Lease Agreement is contingent upon several customary closing conditions, including obtaining state licensing approvals for the Company to operate the Facilities and approval of the purchase of the Facilities by Lessor.

A copy of the Lease Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1.  The description of the Lease Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.80.01.

A press release announcing the Lease Agreement is attached hereto as Exhibit 99.1.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                Description

10.80.01	Master Lease and Security Agreement among HCP, Inc. and Texas HCP Holding, L.P., as Lessor, and Emeritus Corporation, as Lessee, dated as of May 14, 2010.

99.1	Press Release dated May 19, 2010, entitled Emeritus Announces Lease Acquisition of Four Senior Living Communities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

May 19, 2010		EMERITUS CORPORATION

	By:	/s/ Robert Bateman
Robert Bateman, Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                Description

10.80.01	Master Lease and Security Agreement among HCP, Inc. and Texas HCP Holding, L.P., as Lessor, and Emeritus Corporation, as Lessee, dated as of May 14, 2010.

99.1	Press Release dated May 19, 2010, entitled Emeritus Announces Lease Acquisition of Four Senior Living Communities.